Exhibit 10(a)

LEASEHOLD IMPROVEMENTS LEASE

THIS LEASE is made on August 12, 2004, to be effective as of October 15, 2001, between HPCLI, Inc., an Ohio corporation, whose address is 41 South High Street, Columbus, Ohio 43215 (“Lessor”), and The Huntington National Bank, a national banking association, whose address is 41 South High Street, Columbus, Ohio 43215 (“Lessee”).

1. Definitions.

For the purposes of this Lease, the following terms shall have the following definitions and meanings:

(a) Commencement Date: August 12, 2004, to be effective as of October 15, 2001.

(b) Event of Default: As set forth in Paragraph 12 below.

(c) Extended Term: As set forth in Paragraph 5 below.

(d) Initial Term: The period of five years commencing October 15, 2001, and expiring on October 14, 2006.

(e) Leased Offices: The specific office locations that are leased by Lessee and used in the conduct of Lessee’s operations, which Lease Offices are identified on Exhibit A attached hereto.

(f) Leasehold Improvements: All leasehold improvements designated as nonresidential real property under section 168(c) of the Internal Revenue Code of 1986 existing in the Leased Offices on the date hereof, which Leasehold Improvements are identified on Exhibit A attached hereto.

(g) Rent: As set forth in Paragraph 3 below.

(h) Term: The Initial Term plus any Extended Terms exercised by Lessee pursuant to Paragraph 5 below.

(i) Underlying Office Lease: A lease under which a Leased Office is leased by Lessee.

2. Lease of Leasehold Improvements.

Lessor hereby leases to Lessee, and Lessee hereby leases from Lessor, the Leasehold Improvements for the Term hereof (or for such shorter period of time as hereinafter provided), upon and subject to the terms, covenants, and conditions set forth herein and subject to the Underlying Office Leases.

3. Rent.

(a) Lessee agrees to pay Lessor as rent for the Leasehold Improvements for the Initial Term the amount of $6,300,000 per year, payable in equal monthly installments of $525,000 each (the “Rent”). During any Extended Term, the Rent shall be calculated in accordance with the provisions of Paragraph 5 below.

(b) The Rent shall be paid in twelve (12) equal monthly installments, each in advance by the tenth day of each calendar month during the Term of this Lease, with such payments being pro-rated on a daily basis for any partial month. The first monthly installment of the Rent hereunder shall be due and payable by November 10, 2001, and shall include a pro-rated amount for the partial month of October 2001.

4. Term.

(a) The Initial Term of this Lease shall be as set forth in Paragraph 1(d) above, unless sooner terminated as hereinafter provided. The Initial Term may be renewed by Lessee for the Extended Terms as set forth in Paragraph 5 below.

(b) Lessor and Lessee acknowledge and agree that from time to time during the Term hereof, certain Underlying Office Leases may terminate or expire prior to the expiration of the Term of this Lease, and such Underlying Office Leases may not be renewed. Upon the occurrence of any such termination or expiration, Lessee’s and Lessor’s respective obligations and rights hereunder shall terminate as to those Leasehold Improvements located at the Leased Office(s) that are subject to such terminated or expired Underlying Office Leases and such Leasehold Improvements shall no longer be subject to the terms of this Lease.

(c) Lessor and Lessee further acknowledge and agree that from time to time during the Term hereof, Lessee may desire to assign its rights under an Underlying Office Lease or sublet a Leased Office where Leasehold Improvements are located to an unrelated entity.

(d) In the event the rights and obligations of the parties hereto are terminated with respect to any Leasehold Improvements as provided in Paragraph 4(b) or 4(c) above (the “Terminated Leasehold Improvements”), then Lessee may transfer to Lessor replacement Leasehold Improvements of equal value to the Terminated Leasehold Improvements, which shall become subject to this Lease, whereupon the parties shall amend Exhibit A attached hereto to identify such replacement Leasehold Improvements and no adjustment shall be made to the Rent as a result of such event.

5. Option to Renew Term.

So long as this Lease is in full force and effect and Lessee is not in material default hereunder, this Lease shall automatically renew for up to four consecutive renewal periods of five years each (individually, the “Extended Term” and collectively, the “Extended Terms”), unless Lessee delivers written notice to Lessor of its intent to terminate this Lease at the end of the then-current Term. The renewal shall be upon the same terms and conditions as herein contained, except that there shall be no provision to extend the Term hereof beyond the fourth Extended Term and except that at the commencement of each Extended Term, the monthly Rent shall be reset at (i) one hundred and ten percent (110%) of the monthly depreciation charge attributable to the Leasehold Improvements as of the first day of the applicable Extended Term, as determined for financial reporting purposes in accordance with generally accepted accounting principles (“GAAP”) as the same are applied by Lessor; plus (ii) five percent (5%) of the total fair market value at the date of inception of the Initial Term of this Lease for any Leasehold Improvements that are fully depreciated as of the first day of the applicable Extended Term.

6. Termination of Lease.

(a) Prior to the expiration or termination of this Lease, Lessee shall elect one of the following options with respect to each Improvement then subject to this Lease, which option shall be exercised by providing Lessor with written notice of Lessee’s intention to exercise such option at least forty-five (45) days prior to the termination of this Lease:

(i) purchase all or any of the Leasehold Improvements from Lessor by payment of a purchase price equal to the fair market value of such Leasehold Improvements at the time of such termination, which shall be payable in full, in cash, at the time of such termination; or

(ii) deliver all or any of the Leasehold Improvements to Lessor, subject to the rights of the lessors of the Underlying Office Leases, if any, and assign to Lessor (with the written consent of the lessor under the Underlying Office Lease, if required by such Underlying Office Lease) the Underlying Office Lease for the Leased Office where the Leasehold Improvements are located.

(b) For the purposes of Paragraph 6(a)(i) above, the term “fair market value” of the Leasehold Improvements shall have the same meaning as set forth in Paragraph 4(d) above. If Lessee exercises the option described in Paragraph 6(a)(i) above, upon payment of the purchase price, Lessor shall deliver a Bill of Sale and such other documentation as is reasonably required to transfer title to the Leasehold Improvements purchased by Lessee.

(c) If Lessee exercises the option set forth in Paragraph 6(a)(ii) above, Lessee shall deliver up the Leasehold Improvements to Lessor in as good condition as such Leasehold Improvements were in at the time when the same were first delivered to Lessee hereunder, ordinary wear and tear and damage by casualty and condemnation excepted.

7. Quiet Enjoyment.

Lessor hereby represents that Lessor has good right and lawful authority to enter into this Lease and that so long as Lessee pays the Rent when due and performs all covenants hereof on its part to be performed, Lessee shall and may peaceably and quietly have, hold and enjoy the Leasehold Improvements throughout the Term hereof and any extensions thereto, for so long as the Leasehold Improvements are located at a Leased Office where the Underlying Office Lease is still in effect. Lessee agrees to accept the Leasehold Improvements in such existing condition and state of repair as the same may be in when the Leasehold Improvements initially become subject to this Lease and without any representation, statement or warranty, express or implied, in respect thereof, or in respect to their condition other than as expressly set forth herein.

8. Maintenance; Alterations.

Lessee shall be responsible for keeping the Leasehold Improvements in good repair and condition during the Term, ordinary wear and tear and damage by casualty and condemnation excepted, in accordance with the terms of the Underlying Office Leases. Lessee may alter or replace all or any part of the Leasehold Improvements from any of the Leased Offices at any time or times during the Term hereof.

9. Insurance.

Lessee will cause to be carried and maintained, at its sole expense, at all times during the Term of this Lease and until the Leasehold Improvements have been returned to Lessor, insurance against those risks of loss or damage, including fire, normally and customarily insured in Lessee’s industry (and in any event not less than Lessee’s own insurance for similar improvements owned or leased by it) in amounts not less than the Improvement’s replacement value. The policies of insurance required under this Paragraph shall be valid and enforceable policies issued by a company or companies authorized to do business in the State of Ohio, and Lessee agrees upon request of Lessor to deliver to and deposit with Lessor such insurance policy or policies or certificates thereof, or any renewals or extensions thereof. Notwithstanding anything contained in this Paragraph, Lessee shall have no obligation to insure those Leasehold Improvements located at a Leased Office where the Underlying Office Lease is no longer in effect.

10. Risk of Loss; Casualty.

(a) Lessee hereby assumes all risk of loss, damage, theft, taking, destruction, confiscation, requisition or condemnation, partial or complete, of the Leasehold Improvements, during the Term hereof. In the event any Improvement is damaged, destroyed, lost, stolen, or title thereto requisitioned or taken by the owner of the Leased Office where the Leasehold Improvements are located or any governmental authority under power of eminent domain or otherwise, Lessee shall continue to pay the Rent for said Improvement in the same amount and at the same times as prescribed herein as if such damage or destruction or taking did not occur.

(b) Further, Lessee hereby covenants that if Lessee receives insurance proceeds or condemnation awards relating to any damaged, destroyed or taken Leasehold Improvements, Lessee shall use such proceeds or awards to repair, replace or restore (to the extent practicable) such Leasehold Improvements. If such Leasehold Improvements cannot practicably be repaired, replaced or restored, Lessee shall either (i) pay to Lessor an amount equal to the “Stipulated Loss Value” for such Leasehold Improvements, which amount shall be determined by multiplying the original fair market value of such Leasehold Improvements at the date of inception of the Initial Term of this Lease (as indicated on Exhibit A attached hereto) by the percentage amount identified on Exhibit B attached hereto that corresponds to the month in which such Leasehold Improvements were damaged, destroyed or taken, or (ii) contribute to this Lease replacement Leasehold Improvements of equal value, in which event the parties shall amend Exhibit A attached hereto to identify such replacement Leasehold Improvements.

(c) Lessor hereby assigns and transfers to Lessee all of Lessor’s right, title and interest in and to any and all insurance proceeds or condemnation awards that may be payable as a result of any damage, destruction or taking of the Leasehold Improvements. Lessor further authorizes and appoints Lessee as its attorney in fact to file all such claims, demands, applications, pleadings or any documents that may be necessary or required to obtain such insurance proceeds or condemnation awards in either the name of Lessor or Lessee as may be required.

11. Inspection.

During the Term hereof, Lessee, upon two days’ advance written notice, shall permit inspection of the Leasehold Improvements during business hours by Lessor or Lessor’s agents or representatives, and by or on behalf of prospective purchasers; provided, however, that in no event shall Lessor’s inspection interfere with or delay Lessee’s normal operations.

12. Default.

(a) If any installment of the Rent or other payments herein agreed to be paid by Lessee shall remain or be unpaid thirty (30) days after written notice is received by Lessee; or if Lessee shall breach or fail to perform any of the covenants or agreements herein contained by Lessee to be performed, and such breach or nonperformance shall continue for thirty (30) days after written notice is received by Lessee (or, if the default requires more than thirty (30) days to be cured and Lessee shall not have commenced in good faith to cure said breach within such thirty (30) days and diligently prosecuted the same thereafter); or if Lessee shall become insolvent or shall admit in writing the inability of Lessee to pay Lessee’s debts generally as they become due, or shall file a petition in bankruptcy or make an assignment for the benefit of the creditors of Lessee, or shall consent to the appointment of a receiver of all or any part of Lessee’s property or business, or on a petition in bankruptcy filed against Lessee; or if Lessee shall be adjudicated a bankrupt (individually, an “Event of Default” and collectively, “Events of Default”); then and in any of said events, the Lessor may at any time thereafter, in its sole discretion, exercise any one of the remedies listed below:

(i) terminate this Lease, take possession of all Leasehold Improvements wherever located, and for such purpose enter upon any premises to repossess such Leasehold Improvements;

(ii) proceed by appropriate court action to enforce specific performance by Lessee of its obligations contained in this Lease;

(iii) effectuate a sale of the Leasehold Improvements to Lessee, whereupon Lessee shall pay to Lessor an amount equal to the “Stipulated Loss Value” for the Leasehold Improvements as identified on Exhibit B attached to this Lease that corresponds to the month in which such sale occurs; or

(iv) accept an assignment of all or any of the Leasehold Improvements from Lessee by Lessee’s assigning (with the written consent of the lessor under the Underlying Office Lease) the Underlying Office Lease for the Leased Office where the Leasehold Improvements are located, provided such Underlying Office Lease has a remaining term including renewals of at least five (5) years.

(b) Delays occasioned by fire, strikes, embargoes, governmental restrictions, or other cause beyond the reasonable control of Lessee shall not be included in calculating any period of grace provided for herein. The time for the performance of any act required to be done by either party shall be extended by a period equal to any delay caused by or resulting from act of God, war, civil commotion, fire, casualty, labor difficulties, shortages of labor or materials or equipment, governmental regulation, act or default of the other party, or other causes beyond such party’s reasonable control, whether such time be designated by a fixed date, or a fixed time or otherwise.

(c) In the event that any dispute shall arise between Lessor and Lessee with respect to any claimed default by Lessee and such dispute is referred to arbitration or litigation pursuant to the terms of this Lease, and provided Lessee performs all of the other terms and conditions of this Lease except for the item in dispute, no default shall be deemed to exist on the part of Lessee and no period for the remedying of such alleged default shall be deemed to commence until the day following the determination of such dispute adversely to Lessee.

13. Lessor’s Duty to Mitigate.

In the event that Lessor shall terminate this Lease upon Lessee’s default and/or shall obtain possession by re-entry, dispossession, summary process, or otherwise, then at any time thereafter Lessor shall use reasonable efforts to mitigate its damages by seeking to relet or resell the Leasehold Improvements, and the net proceeds of such reletting or reselling (after deducting reasonable expenses) shall be credited by Lessor against any Rent, or other payments due from Lessee at the time of such termination or re-entry or against any damages payable by Lessee pursuant to law or the terms of this Lease.

14. Assignment; Subletting.

Lessor acknowledges that Lessee may assign its rights under this Lease, or sublet all or any part of the Leasehold Improvements, without the prior written consent of Lessor. Any such assignment or subletting, however, shall not release Lessee from its obligations hereunder.

15. Accounting and Other Management Services.

Accounting services to be provided by Lessee pursuant to this Agreement shall include, but not necessarily be limited to, the following specific services:

(a) Maintaining a set of books and records including a detailed general ledger in accordance with generally accepted accounting principles for Lessor;

(b) Preparing periodic financial statements as requested by Lessor;

(c) Conducting all actions necessary to maintain appropriate accounting controls and maintain all appropriate documentation of such accounting procedures and controls;

(d) Providing all tax preparation services on behalf of Lessor, including but not limited to, preparation of annual federal, state and local income tax returns and estimated payments, sales/use tax returns, and payroll/unemployment filings as deemed necessary;

(e) Maintaining insurance coverage for Lessor’s business activities;

(f) Providing internal audit coverage of Lessor’s business activities and determine whether Lessor’s accounting records are reasonable;

(g) Providing accounts payable services for Lessor, including preparation and disbursement of expenses, tax reporting and maintenance and reconciliation of deposit accounts; and

(h) Providing all external reporting services on behalf of Lessor.

Lessor shall pay fees to Lessee as consideration for the performance of accounting and other management services pursuant to the terms of this Lease an annual management fee of 100 basis points (1%) of the Rent for the Leasehold Improvements. This fee shall be paid on a monthly basis and calculated as 1% of the monthly rental installment paid by Lessee to Lessor.

16. Notices.

Any notice which may be required to be given under this Lease to Lessor may be given by mailing the same in a registered or certified letter, postage prepaid, or by hand delivery, addressed to Lessor, HPCLI, Inc., 41 S. High Street, Columbus, Ohio 43215, Attention: General Counsel, or at such other place as Lessor may from time to time designate in writing. Any notice which may be required to be given under this Lease to Lessee may be given by mailing the same in a registered or certified letter, postage prepaid, or by hand delivery, addressed to Lessee, The Huntington National Bank, 41 S. High Street, Columbus, Ohio 43215, Attention: General Counsel, or at such other place as Lessee may from time to time designate in writing.

17. No Waiver.

Except as may be otherwise provided in this Lease, no delay or omission by either party hereto to exercise any right or power accruing upon any non-compliance or default by the other party with respect to any of the terms hereof shall impair any such right or power or to be construed to be a waiver thereof, and every such right and power may be exercised at any time during the continuance of such non-compliance or default. It is further agreed that a waiver by either party hereto of any of the covenants or agreements thereof to be performed by the other party hereto shall not be construed to be a waiver of any succeeding breach thereof or of any other covenants or agreements herein contained.

18. Binding Effect.

This Lease shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns.

19. Entire Agreement.

This Lease contains the entire agreement between the parties hereto and shall not be modified except in writing signed by both parties.

20. Consents.

Notwithstanding any provision in this Lease to the contrary, any requirement for the consent or approval of either party shall be subject to the further proviso that such consent(s) or approval(s) shall not unreasonably withheld or delayed, and if such consent or approval of either party has not been given within 10 days of the date requested, such consent or approval shall be deemed given.

21. Self-Help.

(a) If either Lessor or Lessee defaults in making any payment to or for the benefit of the other required by this Lease or in the performance of any other obligation imposed on it by this Lease, and shall not cure such default within thirty (30) days after written notice thereof (or, if the default requires more than thirty (30) days to be cured, if the defaulting party does not begin to cure the default within that period and then diligently prosecute the cure to completion), then the aggrieved party (without waiving any claim of breach or for damages) at any time thereafter may make such payment or cure such other default for the account of the defaulting party. If necessary to protect the interest of either party in the Leasehold Improvements, or to prevent the interruption or further interruption of the conduct of business in any Leased Office, or to prevent injury to persons or damage to property, either party may cure a default by the other prior to the expiration of the waiting period but after oral or written notice to the other party.

(b) Any restoration amount paid or contractual liability incurred by a party in the exercise of its rights under this Paragraph shall be reimbursed by the other party. Lessee’s payments hereunder shall be made as a part of the next installment of the Rent coming due after Lessee’s receipt of Lessor’s bill for such payment, and any amount due to Lessee hereunder may be offset against all payments due to Lessor under this Lease until Lessee has been fully reimbursed. Lessor agrees that Lessee’s good faith exercise of rights under this Paragraph, including the withholding of payments to reimburse itself for the cost of such exercise, shall never be deemed to be a default by Lessee in any of its obligations under this Lease.

22. Expenses.

Wherever this Lease requires the performance of an act by either party, such party shall perform the act at its own cost and expense, unless expressly provided to the contrary. Wherever this Lease requires payment of costs and expenses to the other party, including attorneys’ fees, all such costs, expenses and fees shall be reasonable.

23. Captions.

The captions of the several sections of this Lease are not part of the context hereof and shall be ignored in construing this Lease. They are intended only by aids in locating various provisions hereof.

24. Severability.

Each provision contained in this Lease shall be independent and severable from all other provisions contained herein, and the invalidity of any such provision shall in no way affect the enforceability of the other provisions.

25. Governing Law.

The parties agree that all questions of enforceability and interpretation which may arise under this Lease shall be determined by the laws of the State of Ohio.

26. Indemnification.

To the extent the same would not be covered by the insurance required to be provided by Lessee pursuant to Paragraph 9, and only to said extent, Lessee agrees to save Lessor harmless from, and indemnify Lessor against, any and all liability, loss or expense (including without limitation reasonable attorneys’ fees) arising out of or incurred in connection with an Event of Default unless caused by the gross negligence or willful misconduct of Lessor, its employees, agents, and contractors. Likewise, Lessor agrees to save Lessee harmless from, and indemnify Lessee against, any and all liability, loss or expense (including without limitation reasonable attorneys’ fees) arising out of or incurred in connection with a breach of Lessor’s obligations hereunder.

26. Arbitration.

Any controversy or claim arising out of or relating to this Lease or relating to any breach or claimed breach hereof except for non-payment of the Rent, or any other payment due hereunder, shall be settled by arbitration, in accordance with the rules then pertaining, of the American Arbitration Association. This agreement for arbitration shall be enforceable and judgment upon the award rendered by all or a majority of the arbitrators may be entered in any court for a judicial acceptance of such award and an order of enforcement, as the case may be. Any such arbitration shall be held in Columbus, Ohio.

This Space Intentionally Left Blank

IN WITNESS WHEREOF, this Lease has been duly executed by the parties hereto this 12th day of August, 2004.

HPCLI, INC.

By:	/s/ Richard A. Cheap
Richard A. Cheap, Vice President and Secretary

THE HUNTINGTON NATIONAL BANK

By:	/s/ Edward J. Kane
Edward J. Kane, Senior Vice President

EXHIBIT A

List of Leasehold Improvements

(see attached behind)

EXHIBIT B

STIPULATED LOSS VALUES

Number of Months Since Lease Inception	Percentage Decrease in Value
Month 1 – 12	15%
Month 13 – 24	35%
Month 25 – 36	55%
Month 37 – 48	75%
Month 49 – 60	95%